Exhibit 21.1

Significant Subsidiaries of Registrant

iBasis Securities Corporation
Mayanet LLC
iBasis Global, Inc.
iBasis Holdings, Inc.
iBasis Retail, Inc.
InkaNet, Inc.
KPN International Network Services, Inc. iBasis Netherlands B.V (formerly KPN Global Carrier Services B.V.)
KPN Wholesale Voice Service HK Limited
KPN Eurovoice Singapore Pte Limited
iBasis Europe Limited
iBasis Australia Pty Limited
iBasis FZ LLC
iBasis Israel Limited
iBasis Japan K.K.
iBasis Argentina SRL
iBasis Brazil Ltda.
iBasis Hong Kong Limited
iBasis Mexico S. de C.V.
iBasis Peru S.A.
iBasis Singapore Pte. Limited
Innovatel Servicos de Communicacoes Ltd.
LD Telecom S.A.C.